                                                                     Exhibit 8.1

               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.


                                                         April 3, 2002



John Hancock Life Insurance Company
John Hancock Place
200 Clarendon Street
Boston, Massachusetts  02116

         Re:  John Hancock Life Insurance Company SignatureNotes/sm/

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement"), filed on April 3, 2002 with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $3,000,000,000 aggregate principal amount of debt obligations of John Hancock Life Insurance Company, a Massachusetts corporation (the "Company"). The Registration Statement is for the proposed issue and sale of SignatureNotes/sm/ which are due nine months or more from the date of their issue (the "Notes").

         We have examined instruments, documents, and records that we deemed relevant ad necessary for the basis of our opinion hereinafter expressed. Based on such examination, we are of the opinion that the discussion set forth under the heading "United States Federal Taxation" in the Registration Statement correctly describes certain United States federal income tax consequences of the ownership of the Notes as of the date hereof.

         Our opinion is limited to the tax matters specifically covered under the heading "United States Federal Taxation" in the Registration Statement, and we have not been asked to address, nor have we addressed, any other tax matters. In addition, as indicated in the Registration Statement, the discussion sets forth a general summary of certain United States Federal income tax consequences of the ownership and disposition of the Notes as applied to original holders purchasing the Notes at the issue price and holding the Notes as capital assets as defined in Section 1221 of the Internal Revenue Code of 1986. Holders are advised to consult their own tax advisors with regard to the application of the income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign tax jurisdiction.

          We hereby consent to the reference to our name and our opinion under the heading "United States Federal Taxation" in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

                           Very truly yours,

                           /s/ Mintz Levin Cohn Ferris
                              Glovsky and Popeo PC

                           Mintz, Levin, Cohn, Ferris,
                             Glovsky and Popeo, P.C.


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